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                                                                    Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors of Learn2.com, Inc. (formerly known as 7th Level, Inc.):


      We consent to the incorporation by reference herein of our report, dated January 30, 1998, related to the consolidated balance sheet of 7th Level, Inc. (currently Learn2.com, Inc.) and subsidiaries as of December 31, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows and the financial statement schedule for each of the years in the two-year period then ended, which report appears in the December 31, 1998 Annual Report on Form 10-K/A of 7th Level, Inc. (currently Learn2.com, Inc.), and our report, dated February 7, 1997, relating to the consolidated statements of operations, stockholders' equity, and cash flows of Learn2.com, Inc. (formerly known as 7th Level, Inc.) and subsidiaries for the year ended December 31, 1996, before restatement for the pooling of interests transaction discussed in note 1 to the supplementary consolidated financial statements, which report appears in the Current Report on Form 8-K of the Learn2.com, Inc. dated November 9, 1999, and to the reference to our firm under the heading "Experts" in the prospectus.

                                              /s/ KPMG LLP
                                              ----------------------------------
                                              KPMG LLP

Dallas, Texas
November 12, 1999